                                                                      EXHIBIT 12

   COLUMBIA ENERGY GROUP AND SUBSIDIARIES
Statements of Ratio of Earnings to Fixed Charges
               ($ in millions)

                                                      Twelve Months                         Twelve Months
                                                   Ended September 30,                    Ended December 31,
                                                 ---------------------    ---------------------------------------------------
                                                    2001        2000           2000        1999      1998     1997     1996
----------------------------------------------------------------------    ---------------------------------------------------
CONSOLIDATED INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                     392.4       636.7          485.0       565.9     461.1    397.0    325.8

ADJUSTMENTS:
   Interest during construction                      (2.6)       (2.0)          (2.2)       (2.8)     (2.1)    (3.0)    (1.1)
   Distributed (Undistributed) equity income          1.8        (7.1)          (5.5)       (5.8)     (0.4)     3.6      1.5
   Fixed charges *                                  170.8       206.8          192.8       183.8     163.3    180.5    183.7
----------------------------------------------------------------------    ---------------------------------------------------
Earnings available                                  562.4       834.4          670.1       741.1     621.9    578.1    509.9

FIXED CHARGES:
   Interest on long-term and short-term debt        132.8       158.9          154.3       152.9     145.4    145.6    150.8
   Other interest                                    24.1        31.7           18.3        14.9       1.4     15.2     13.5
   Portion of rentals representing interest          13.9        16.2           20.2        16.0      16.5     19.7     19.4
----------------------------------------------------------------------    ---------------------------------------------------
Total Fixed Charges                                 170.8       206.8          192.8       183.8     163.3    180.5    183.7

RATIO OF EARNINGS TO FIXED CHARGES                   3.29        4.03           3.48        4.03      3.81     3.20     2.78
======================================================================    ===================================================

Prior periods have been restated to reflect discontinued operations.

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